May 2011 Preliminary Terms No. 772 Registration Statement No. 333-156423 Dated April 28, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Currency-Linked Notes provide investors with exposure to an individual currency or a basket of currencies and provide for the repayment of principal at maturity. The notes are for investors who are concerned about principal risk but seek a currency-based return, and who are willing to forgo market interest rates in exchange for the repayment of principal at maturity.  The return on the notes will be based on the appreciation, if any, of the basket of four currencies relative to the U.S. dollar.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 24, 2011
Original issue date:	May 27, 2011 (3 business days after the pricing date)
Maturity date:	May 29, 2015
Aggregate principal amount:	$
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source
	Brazilian real (“BRL”)	25%	Reuters: BRFR
	Australian dollar (“AUD”)	25%	Reuters: WMRSPOT12
	Canadian dollar (“CAD”)	25%	Reuters: WMRSPOT09
	Norwegian krone (“NOK”)	25%	Reuters: WMRSPOT06
Payment at maturity:	•	If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar: $1,000 + supplemental redemption amount
	•	If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar: $1,000

The payment at maturity will not be less than $1,000 per note and due to the formula used to calculate the currency performance, the maximum payment per note at maturity will not be greater than $3,500 to $4,000, based upon the participation rate as determined on the pricing date.

Supplemental redemption amount:	$1,000 x basket performance x participation rate, provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Participation rate:	250% to 300%. The actual participation rate will be determined on the pricing date.
Currency performance:
With respect to AUD:
1 - (initial exchange rate / final exchange rate)
With respect to BRL, CAD and NOK:
1 - (final exchange rate / initial exchange rate)
This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the Notes at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:
With respect to AUD:  the rate for conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.
With respect to BRL, CAD and NOK:  the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	May 26, 2015, subject to adjustment for certain non-currency business days.
CUSIP / ISIN:	61747YDB8 / US61747YDB83
Listing:	The notes will not be listed on any securities exchange.
Issuer ratings:
S&P: A (negative outlook); Fitch: A*
These ratings have been assigned to the issuer and are not individual note ratings. They reflect each rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address whether any interest will be payable on the notes or the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by each rating agency reflects only the view of that rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by that rating agency in its sole discretion. Any rating should be evaluated independently of any other rating.  We may apply to have the notes individually rated or the rating agencies may independently decide to issue a rating.  In either case, we can give you no assurance that such a rating will be the same as the issuer ratings listed above.
* If Fitch were to independently rate the notes, we expect that they would add the suffix “(emr)” to the rating in order to identify the embedded market risk associated with the determination of the interest payable on the notes, if any.

Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per note	100%	%	%
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $975 per note.
(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest" in these preliminary terms for information about fees and commissions.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Investment Overview

Currency-Linked Notes

The Currency-Linked Notes due May 29, 2015 Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar (the “notes”) provide investors with an opportunity to gain 250% to 300% participation in the positive performance of an equally-weighted basket of four currencies (the “basket”) relative to the U.S. dollar, with the repayment of principal at maturity even if the basket currencies weaken relative to the U.S. dollar.

If, at maturity, the basket performance is positive, which means the basket as a whole has appreciated relative to the U.S. dollar, the investment will return the stated principal amount plus 250% to 300% of the percentage appreciation of the basket (e.g. a 5% appreciation of the basket relative to the U.S. dollar will return 100% of the stated principal amount plus an additional $125 to $150 per note at maturity).  If the basket performance is zero or negative, which means the basket has remained unchanged or has weakened, the payment at maturity per note will be the stated principal amount of $1,000. The notes do not pay interest, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	4 years
Participation rate:	250% to 300%, to be determined on the pricing date.
Payment at maturity:
(i)    If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + supplemental redemption amount
(ii)   If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:
$1,000

Basket Performance:
Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Currency performance value, with respect to each basket currency, is the currency performance times weighting, calculated by the following formula:
With respect to AUD:
[1 - (initial exchange rate / final exchange rate)] x weighting
With respect to BRL, CAD and NOK:
[1 - (final exchange rate / initial exchange rate)] x  weighting

This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the Notes at Maturity –– Example 2.”

Interest:	None

May 2011	Page 2

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Basket Overview

The basket is an equally-weighted basket of four currencies.

Basket Information as of April 25, 2011
Basket Currency	Weighting	Quotation Convention	Reuters Page
Brazilian real (“BRL”)	25%	# BRL / 1 USD	BRFR
Australian dollar (“AUD”)	25%	# USD / 1 AUD	WMRSPOT12
Canadian dollar (“CAD”)	25%	# CAD / 1 USD	WMRSPOT09
Norwegian krone (“NOK”)	25%	# NOK / 1 USD	WMRSPOT06

Historical Basket Performance January 1, 2001 to April 25, 2011

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2001 through April 25, 2011 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not take into account the participation rate, nor does it attempt to show your expected return on an investment in the notes.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of the future performance.

May 2011	Page 3

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of BRL, CAD and NOK is expressed as the number of units of that currency per U.S. dollar.  As a result, a decrease in the exchange rate for one of these currencies means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

➢        In this example, the Canadian dollar strengthens from the initial exchange rate of 0.95 to the final exchange rate of 0.855, resulting in the currency performance of 1 – (0.855/0.95) = 10%.

Initial Exchange Rate (# CAD / 1 USD)	Final Exchange Rate (# CAD / 1 USD)
0.95	0.855

➢        In this example, the Canadian dollar strengthens to the fullest extent possible from the initial exchange rate of 0.95 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.0001/0.95) = approximately 99.99%.

Initial Exchange Rate (# CAD / 1 USD)	Final Exchange Rate (# CAD / 1 USD)
0.95	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the examples below.

▪
Conversely, an increase in the exchange rate for BRL, CAD and NOK means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

➢       In this example, the Canadian dollar weakens from the initial exchange rate of 0.95 to the final exchange rate of 1.425, resulting in the currency performance of 1 – (1.425/0.95) = –50%.

Initial Exchange Rate (# CAD / 1 USD)	Final Exchange Rate (# CAD / 1 USD)
0.95	1.425

➢        In this example, the Canadian dollar is severely devalued and weakens from the initial exchange rate of 0.95 to the final exchange rate of 7.6, resulting in the currency performance of 1 – (7.6/0.95) = -700%.

Initial Exchange Rate (# CAD / 1 USD)	Final Exchange Rate (# CAD / 1 USD)
0.95	7.6

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that the supplemental redemption amount is zero.

▪
The manner of expressing the exchange rate for AUD differs from the other basket currencies because it is expressed as the number of units of U.S. dollar per one Australian dollar.  As a result, an increase in the exchange rate for this currency means that the currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes more units of the U.S. dollar to purchase one (1) AUD on the valuation date than it did on the pricing date.  Consequently, the currency performance for AUD is expressed as 1 – (initial exchange rate / final exchange rate).

➢        In this example, the Australian dollar strengthens from the initial exchange rate of 1.07 to the final exchange rate of 1.1888, resulting in the currency performance of 1 – (1.07/1.1888) = approximately 10%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
1.07	1.1888

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

May 2011	Page 4

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Key Investment Rationale

Exposure to currencies is a component of asset class diversification.  Investors who believe they have underweight exposure to the currencies in the basket, or overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies.

This 4-year investment offers a participation rate of 250% to 300%.  Investors can use the notes to enhance returns by 250% to 300%, with no downside risk to their initial investment if the notes are held to maturity, subject to the credit risk of Morgan Stanley.

Leveraged Performance	▪	2.5x to 3x upside participation in the appreciation of the basket relative to the U.S. dollar.
	▪	The notes offer investors an opportunity to capture enhanced returns compared to a direct investment in the basket within a certain range of basket performance.
Access	▪	Exposure to an equally-weighted basket of four currencies valued relative to the U.S. dollar and diversification of underlying asset class exposure.
Best Case Scenario	▪
The basket strengthens relative to the U.S. dollar and, at maturity, the notes provide the stated principal amount plus 250% to 300% upside participation in the appreciation of the basket.  Due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100%, and consequently, the maximum payment per note at maturity will be the stated principal amount plus $2,500 to $3,000.

Worst Case Scenario	▪	The basket weakens relative to the U.S. dollar and, at maturity, the notes pay the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 13)

▪	The notes do not pay interest.

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

▪	The notes are subject to currency exchange risk.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other and the formula used to calculate the currency performances effectively limits the appreciation on the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the notes will be influenced by many unpredictable factors.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	Investing in the notes is not equivalent to investing directly in the basket currencies.

▪	Consisting partially of an emerging market currency, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes.

▪	Even though currencies trade around-the-clock, the notes will not.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

May 2011	Page 5

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket as a whole has appreciated relative to the U.S. dollar on the valuation date.  The notes are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May 24, 2011	May 27, 2011 (3 business days after the pricing date)	May 29, 2015
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting
	Brazilian real (“BRL”)	25%
	Australian dollar (“AUD”)	25%
	Canadian dollar (“CAD”)	25%
	Norwegian krone (“NOK”)	25%
Payment at maturity:	•	If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar: $1,000 + supplemental redemption amount
	•	If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar: $1,000

The payment at maturity will not be less than $1,000 per note and due to the formula used to calculate the currency performance, the maximum payment per note at maturity will not be greater than $3,500  to $4,000 , based upon the participation rate as determined on the pricing date.

Supplemental redemption amount:	$1,000 x basket performance x participation rate
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero, in which case you will receive at maturity the stated principal amount of $1,000 per note.
Please see “Hypothetical Payouts on the Notes at Maturity” beginning on page 11 for full examples of how to calculate the basket performance at maturity.

Participation rate:	250% to 300%. The actual participation rate will be determined on the pricing date.
Currency performance:
With respect to AUD:
1 - (initial exchange rate / final exchange rate)
With respect to BRL, CAD and NOK:
1 - (final exchange rate / initial exchange rate)
This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the Notes at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Currency-linked capital protected notes:
All references to “currency-linked capital protected notes” or related terms in the accompanying prospectus supplement for currency linked capital protected notes shall be deemed to refer to currency-linked notes when read in conjunction with these preliminary terms.

Risk factors:	Please see “Risk Factors” beginning on page 13.

May 2011	Page 6

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Exchange rate:
With respect to AUD:  the rate for conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.
With respect to BRL, CAD and NOK:  the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
See “General Terms of the Notes—exchange rate” in the accompanying prospectus supplement for Currency-Linked Notes.

Reference source:	BRL: Reuters “BRFR” AUD: Reuters “WMRSPOT12” CAD: Reuters “WMRSPOT09” NOK: Reuters “WMRSPOT06”
Valuation date:	May 26, 2015, subject to adjustment for certain non-currency business days.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61747YDB8
ISIN:	US61747YDB83
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on April 26, 2011, the “comparable yield” for the notes would be a rate of 3.3126% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,140.6984 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2011	$3.0366	$3.0366
July 1, 2011 through December 31, 2011	$16.6133	$19.6499
January 1, 2012 through June 30, 2012	$16.8885	$36.5384
July 1, 2012 through December 31, 2012	$17.1682	$53.7066
January 1, 2013 through June 30, 2013	$17.4525	$71.1591
July 1, 2013 through December 31, 2013	$17.7416	$88.9007
January 1, 2014 through June 30, 2014	$18.0355	$106.9362
July 1, 2014 through December 31, 2014	$18.3342	$125.2704
January 1, 2015 through the Maturity Date	$15.4280	$140.6984

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars

May 2011	Page 7

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any

May 2011	Page 8

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through selected dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Investors may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2011	Page 9

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

How the Notes Work

Payoff Chart

The payoff chart below illustrates the hypothetical payout on the notes at maturity for a range of hypothetical basket performances.  The actual basket performance will be determined on the valuation date as described herein.  The chart is based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical participation rate:	275% (the midpoint of the participation rate range. The actual participation rate will be set on the pricing date.)

Any payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of the issuer.

Basket Performance	Supplemental Redemption Amount	Payment at Maturity*
100%	$2,750	$3,750
90%	$2,475	$3,475
80%	$2,200	$3,200
70%	$1,925	$2,925
60%	$1,650	$2,650
50%	$1,375	$2,375
40%	$1,100	$2,100
30%	$825	$1,825
20%	$550	$1,550
10%	$275	$1,275
0	$0	$1,000
-10%	$0	$1,000
-20%	$0	$1,000
-30%	$0	$1,000
-40%	$0	$1,000
-50%	$0	$1,000
-60%	$0	$1,000
-70%	$0	$1,000
-80%	$0	$1,000
-90%	$0	$1,000
-100%	$0	$1,000

*  Due to the specific formula used to calculate the currency performance, the maximum payment per note at maturity will be the stated principal amount plus $2,500 to $3,000, based upon the participation rate as determined on the pricing date.

May 2011	Page 10

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Hypothetical Payouts on the Notes at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below and the hypothetical participation rate of 275%.  The following hypothetical examples are provided for illustrative purposes only.  The actual initial exchange rates and the participation rate will be determined on the pricing date and the final exchange rates will be determined on the valuation date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The exchange rates for each of the basket currencies are expressed as, (1) with respect to BRL, CAD and NOK, the number of units of the applicable basket currency per U.S. dollar, and (2) with respect to AUD, the number of units of the U.S. dollar with respect to this basket currency.

For BRL, CAD and NOK, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

For AUD, an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1:  The basket performance is positive and the basket has appreciated relative to the U.S. dollar.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.5	1.350	10%
AUD	25%	1.1	1.222	10%
CAD	25%	0.95	0.855	10%
NOK	25%	5.4	4.860	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  x  25%, plus

[1 – (Initial AUD exchange rate / Final AUD exchange rate)]  x  25%, plus

[1 – (Final CAD exchange rate / Initial CAD exchange rate)]  x  25% plus

[1 – (Final NOK exchange rate / Initial NOK exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (1.35 / 1.5)] x 25% = 2.5%, plus
[1 – (1.1 / 1.222)] x 25% = 2.5%, plus
[1 – (0.855 / 0.95)] x 25% = 2.5%, plus
[1 – (4.86 / 5.4)] x 25% = 2.5%

Basket performance    =           10%

Payment at maturity    =           $1,000  +  supplemental redemption amount

=           $1,000 + ($1,000  x  basket performance  x  participation rate)

=           $1,000 + ($1,000  x  10%  x  275%)

=           $1,275

May 2011	Page 11

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the supplemental redemption amount.  The payment at maturity per note will be $1,275, or the stated principal amount of $1,000 plus the supplemental redemption amount of $275.

Example 2:  The basket performance is less than zero and the basket has depreciated against the U.S. dollar.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	25%	1.5	0.0001	99.999%
AUD	25%	1.1	0.1375	-700%
CAD	25%	0.95	0.0001	99.999%
NOK	25%	5.4	0.0001	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.0001 / 1.5)] x 25% = approximately 25.00%, plus
[1 – (1.1 / 0.1375)] x 25% = -175.00%, plus
[1 – (0.0001 / 0.95)] x 25% = approximately 25.00%, plus
[1 – (0.0001 / 5.4)] x 25% = approximately 25.00%

Basket performance	=	–100%

Payment at maturity	=	$1,000

Because the basket performance is less than zero, the payment at maturity will equal the stated principal amount.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, even though three of the four basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the severe devaluation of the fourth basket currency more than offsets the appreciation of the other three basket currencies and the investor receives a payment of only the stated principal amount of $1,000 per note at maturity.

May 2011	Page 12

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other and the formula used to calculate the currency performances effectively limits the appreciation on the notes.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative to the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, the maximum payment per note at maturity will not be greater than $3,500 to $4,000, based upon the participation rate as determined on the pricing date.  In addition, even if three of the basket currencies were to appreciate significantly relative to the

May 2011	Page 13

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor receives a payment of only the stated principal amount at maturity.  For an explanation of this possibility and how the currency performance formula is calculated, see “How Do Currency Exchange Rates Work?” on page 4 and “Hypothetical Payouts on the Notes at Maturity –– Example 2” on page 11.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 17 below and “Basket Overview” on page 3 above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the notes.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Investing in the notes is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

▪
Consisting partially of an emerging market currency, the basket is subject to an increased risk of  significant adverse fluctuations.  The notes are linked to the performance of a basket consisting of four  currencies, one of which is an emerging market currency.  There is an increased risk of significant adverse  fluctuations in the performance of the underlying basket of currencies as the basket includes the  currency of a less developed and less stable economy without a stabilizing component that could be  provided by one of the major currencies.  Currencies of emerging economies are often subject to more  frequent and larger central bank interventions than the currencies of developed countries and are also more  likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which  may negatively affect the value of the notes.  For special risks related to such basket currency, please see  the following description:

Brazilian real:

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

In addition, if any of the basket currencies is lawfully eliminated, converted, redenominated or exchanged by the relevant sovereign government during the term of the notes, the calculation agent, in its sole discretion, will determine the exchange rate for the affected currency (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the supplemental redemption amount payable to you, if any.

May 2011	Page 15

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

▪
Even though currencies trade around-the-clock, the notes will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

May 2011	Page 16

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

Historical Information
The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2006 through April 25, 2011.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the notes so that you will receive a payment in excess of the stated principal amount of the notes.
BRL (# BRL / 1 USD)	High	Low	Period End
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2738	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter	1.7416	1.6530	1.6613
2011
First Quarter	1.6891	1.6288	1.6318
Second Quarter (through April 25, 2011)	1.6144	1.5663	1.5688

Brazilian real January 1, 2006 to April 25, 2011 (expressed as units of BRL per 1 USD)

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Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

AUD (# USD / 1 AUD)	High	Low	Period End
2006
First Quarter	0.7582	0.7050	0.7165
Second Quarter	0.7759	0.7158	0.7421
Third Quarter	0.7712	0.7419	0.7461
Fourth Quarter	0.7910	0.7422	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8614	0.9131
Second Quarter	0.9629	0.9072	0.9586
Third Quarter	0.9794	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7027
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter	0.9369	0.8652	0.8977
2010
First Quarter	0.9318	0.8646	0.9172
Second Quarter	0.9351	0.8104	0.8408
Third Quarter	0.9697	0.8393	0.9671
Fourth Quarter	1.0233	0.9588	1.0233
2011
First Quarter	1.0329	0.9803	1.0329
Second Quarter (through April 25, 2011)	1.0748	1.0329	1.0722

Australian dollar January 1, 2006 to April 25, 2011 (expressed as units of USD per 1 AUD)

May 2011	Page 18

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Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

CAD (# CAD / 1 USD)	High	Low	Period End
2006
First Quarter	1.1721	1.1316	1.1686
Second Quarter	1.1710	1.0986	1.1170
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1657	1.1153	1.1657
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter	1.1594	1.0585	1.0653
Third Quarter	1.0787	0.9923	0.9923
Fourth Quarter	1.0208	0.9204	0.9984
2008
First Quarter	1.0349	0.9753	1.0253
Second Quarter	1.0294	0.9838	1.0215
Third Quarter	1.0752	0.9999	1.0644
Fourth Quarter	1.2962	1.0627	1.2188
2009
First Quarter	1.3012	1.1797	1.2602
Second Quarter	1.2600	1.0812	1.1623
Third Quarter	1.1675	1.0646	1.0695
Fourth Quarter	1.0848	1.0236	1.0532
2010
First Quarter	1.0758	1.0104	1.0153
Second Quarter	1.0710	0.9986	1.0639
Third Quarter	1.0656	1.0168	1.0292
Fourth Quarter	1.0336	0.9980	0.9980
2011
First Quarter	1.0013	0.9685	0.9706
Second Quarter (through April 25, 2011)	0.9670	0.9525	0.9544

Canadian dollar January 1, 2006 to April 25, 2011 (expressed as units of CAD per 1 USD)

May 2011	Page 19

Currency-Linked Notes due May 29, 2015
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Australian dollar + Canadian dollar + Norwegian krone

NOK (# NOK / 1 USD)	High	Low	Period End
2006
First Quarter	6.8352	6.5140	6.5525
Second Quarter	6.5043	5.9881	6.2214
Third Quarter	6.5960	6.1222	6.5329
Fourth Quarter	6.7760	6.0949	6.2356
2007
First Quarter	6.4893	6.0823	6.0823
Second Quarter	6.1267	5.8944	5.8944
Third Quarter	5.9717	5.3869	5.3869
Fourth Quarter	5.6077	5.2715	5.4372
2008
First Quarter	5.5628	5.0653	5.0950
Second Quarter	5.2291	4.9638	5.0891
Third Quarter	5.8628	5.0497	5.8628
Fourth Quarter	7.2229	5.9069	6.9538
2009
First Quarter	7.2152	6.2839	6.7370
Second Quarter	6.8341	6.1659	6.4311
Third Quarter	6.5652	5.7726	5.7726
Fourth Quarter	5.8784	5.5300	5.7935
2010
First Quarter	6.0997	5.6088	5.9421
Second Quarter	6.7073	5.8525	6.4996
Third Quarter	6.4437	5.8512	5.8768
Fourth Quarter	6.2093	5.7316	5.8218
2011
First Quarter	5.9910	5.5390	5.5394
Second Quarter (through April 25, 2011)	5.4881	5.3555	5.3576

Norwegian krone January 1, 2006 to April 25, 2011 (expressed as units of NOK per 1 USD)

May 2011	Page 20